Exhibit 99.1

Generac Reports First Quarter 2022 Results

Strong execution and increased capacity drives another record for net sales; updated 2022 outlook anticipates better than expected sales growth with sequentially improving margin profile

WAUKESHA, WISCONSIN (May 4, 2022) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy technology solutions and other power products, today reported financial results for its first quarter ended March 31, 2022 and provided an update on its outlook for the full year 2022.

First Quarter 2022 Highlights

●

Net sales increased 41% to a record $1.14 billion during the first quarter of 2022 as compared to $807 million in the prior-year first quarter. Core sales growth, which excludes both the impact of acquisitions and foreign currency, increased approximately 33%.

-	Residential product sales grew 43% to $777 million as compared to $542 million last year.

-	Commercial & Industrial (“C&I”) product sales increased 38% to $279 million as compared to $202 million in the prior year.

●	Net income attributable to the Company during the first quarter was $114 million, or $1.57 per share, as compared to $149 million, or $2.33 per share, for the same period of 2021.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was $135 million, or $2.09 per share, as compared to $153 million, or $2.38 per share, in the first quarter of 2021.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was $196 million, or 17.3% of net sales, as compared to $214 million, or 26.5% of net sales, in the prior year.

●

The Company is updating its full-year 2022 net sales growth guidance to be approximately 36 to 40% compared to the prior year on an as-reported basis, an increase from the previous expectation of approximately 32 to 36% growth. Adjusted EBITDA margin, before deducting for non-controlling interests, is expected to be approximately 21.5 to 22.5% as compared to the previous expectation of approximately 22.0 to 23.0%.

“We continued to experience robust and broad-based growth during the first quarter, and strong execution pushed shipments to new records,” said Aaron Jagdfeld, President and Chief Executive Officer. “We made better-than-expected progress towards our production targets, which helped drive our top line beyond expectations during the quarter despite the ongoing challenging operating environment. We are focused on building out our energy technology solutions portfolio as the decarbonization, digitization, and decentralization of the power grid will create further growth opportunities for our business in the years ahead. In addition, we are making great progress on the integration of our recently closed acquisitions as we expect to further scale these businesses and execute on our overall ‘Powering a Smarter World’ enterprise strategy.”

Additional First Quarter 2022 Consolidated Highlights

Gross profit margin was 31.8% as compared to 39.9% in the prior-year first quarter. Gross margins continued to be pressured by higher input costs resulting from supply chain challenges and the overall inflationary environment, including increased commodity prices, logistics costs, and labor. These costs were partially offset by the increasing impact of multiple pricing actions previously implemented and favorable sales mix. The full realization of pricing actions implemented over the past year, as well as additional price increases to be enacted in the second quarter of 2022, are expected to result in sequentially improving gross margins throughout the remainder of the year.

Operating expenses increased $73.3 million, or 55.3%, as compared to the first quarter of 2021, including a $17.1 million increase in acquisition-related amortization expense. The remaining increase was primarily driven by the impact of recurring operating expenses from recent acquisitions, increased employee costs, and additional variable expenses from the significant increase in sales volumes.

Provision for income taxes for the current year quarter was $28.6 million, or an effective tax rate of 19.7%, as compared to $35.4 million, or a 19.1% effective tax rate, for the prior year. The increase in effective tax rate was primarily due to a lower discrete benefit from equity compensation in the current quarter as compared to the prior year.

Cash flow from operations was $(10.1) million during the first quarter, as compared to $152.5 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $(36.8) million as compared to $125.8 million in the first quarter of 2021. The decline in free cash flow was due to significantly higher working capital investment in the current year quarter, particularly with higher inventories driven by ongoing supply chain and logistics challenges.

Business Segment Results

Domestic Segment

Domestic segment sales increased 39% to $964.7 million as compared to $692.7 million in the prior year quarter, with the impact of acquisitions contributing approximately 5% of the revenue growth for the quarter. The strong and broad-based core sales growth was led by home standby generators and PWRcell® energy storage systems, while C&I channels also experienced significant year-over-year growth in the quarter, highlighted by national rental equipment and telecom customers.

Adjusted EBITDA for the segment was $170.4 million, or 17.7% of net sales, as compared to $207.1 million in the prior year, or 29.9% of net sales. This margin performance was primarily impacted by higher input costs and the impact of acquisitions, partially offset by pricing benefits and favorable sales mix.

International Segment

International segment sales increased 49% to $171.2 million as compared to $114.7 million in the prior year quarter, with the net impact of acquisitions and foreign currency contributing approximately 22% of the revenue growth for the quarter. The core sales growth for the segment was driven by strength across all regions as compared to the prior year, most notably in Europe and Latin America.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $26.0 million, or 15.2% of net sales, as compared to $7.1 million, or 6.2% of net sales, in the prior year. This strong margin performance was primarily driven by the positive impact of recent acquisitions and improved operating leverage on significantly higher sales volumes.

Updated 2022 Outlook

As a result of better-than-expected production output in the first quarter and additional price actions being taken in the second quarter, the Company is increasing its full-year 2022 net sales guidance to be approximately 36 to 40%, which includes approximately 5 to 7% of net impact from acquisitions and foreign currency. This is an increase from the previous growth guidance of approximately 32 to 36%.

The Company still expects net income margin, before deducting for non-controlling interests, to be approximately 13.0 to 14.0% for the full-year 2022. The corresponding adjusted EBITDA margin is now expected to be approximately 21.5 to 22.5% compared to the previous expectation of 22.0 to 23.0%. The midpoint of this guidance would result in adjusted EBITDA dollars in line with our previous guidance as we continue to execute mitigating actions to address the challenging supply chain environment and inflationary cost pressures.

Conference Call and Webcast

Generac management will hold a conference call at 10:00 a.m. EDT on Wednesday, May 4, 2022 to discuss first quarter 2022 operating results. The conference call can be accessed by dialing (866) 415-3113 (domestic) or +1 (678) 509-7544 (international) and entering passcode 6859969.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company's website. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or +1 (404) 537-3406 (international) and entering passcode 6859969. The telephonic replay will be available for 7 days.

About Generac

Generac is a leading energy technology company that provides backup and prime power systems for home and industrial applications, solar + battery storage solutions, smart home energy management devices and energy services, advanced power grid software platforms and engine- and battery-powered tools and equipment. Founded in 1959, Generac introduced the first affordable backup generator and later created the category of automatic home standby generator. The company is committed to sustainable, cleaner energy products poised to revolutionize the 21st century electrical grid.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	frequency and duration of power outages impacting demand for our products;
●	fluctuations in cost and quality of raw materials required to manufacture our products;
●	availability of both labor and key components from our global supply chain, including single-sourced components, needed in producing our products;
●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	the impact on our results of possible fluctuations in interest rates, foreign currency exchange rates, commodities, product mix, logistics costs and regulatory tariffs;
●	the duration and impact of the COVID-19 pandemic;
●	difficulties we may encounter as our business expands globally or into new markets;
●	our dependence on our distribution network;
●	our ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
●	loss of our key management and employees;
●	increase in product and other liability claims or recalls;
●	failures or security breaches of our networks, information technology systems, or connected products;
●	changes in environmental, health and safety, or product compliance laws and regulations affecting our products, operations, or customer demand;
●	significant legal proceedings, claims, lawsuits or government investigations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. In the current environment, some of the above factors have materialized and may or will continue to be impacted by the COVID-19 pandemic, which may cause actual results to vary from these forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of the 2021 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

The computation of adjusted EBITDA attributable to the Company and adjusted EBITDA margin is based on the definition of EBITDA contained in Generac's credit agreement dated as of May 31, 2013, as amended. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Generac provides a summary to show the computation of adjusted EBITDA, which excludes the impact of noncontrolling interests, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income before noncontrolling interests adjusted for the following items: amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, business optimization expenses, certain other non-cash gains and losses, and adjusted net income attributable to non-controlling interests. In addition, for periods prior to 2022, adjusted net income reflects cash income tax expense due to the existence of the tax shield from the amortization of tax-deductible goodwill and intangible assets from the acquisition of the Company by CCMP Capital Advisors, LLC in 2006. Due to the expiration of this tax shield in the fourth quarter of 2021, there is no similar reconciling item starting in 2022.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities, plus proceeds from beneficial interests in securitization transactions, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

Michael W. Harris

Vice President – Corporate Development & Investor Relations
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021

Net sales	$1,135,856	$807,434
Costs of goods sold	775,108	485,620
Gross profit	360,748	321,814

Operating expenses:
Selling and service	98,243	68,424
Research and development	39,744	22,388
General and administrative	41,972	32,899
Amortization of intangibles	26,054	8,979
Total operating expenses	206,013	132,690
Income from operations	154,735	189,124

Other (expense) income:
Interest expense	(9,554)	(7,723)
Investment income	77	603
Other, net	246	3,309
Total other expense, net	(9,231)	(3,811)

Income before provision for income taxes	145,504	185,313
Provision for income taxes	28,608	35,368
Net income	116,896	149,945
Net income (loss) attributable to noncontrolling interests	3,038	952
Net income attributable to Generac Holdings Inc.	$113,858	$148,993

Net income attributable to common shareholders per common share - basic:	$1.61	$2.39
Weighted average common shares outstanding - basic:	63,449,380	62,478,734

Net income attributable to common shareholders per common share - diluted:	$1.57	$2.33
Weighted average common shares outstanding - diluted:	64,828,819	64,099,073

Comprehensive income attributable to Generac Holdings Inc.	$122,365	$153,816

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$206,023	$147,339
Accounts receivable, less allowance for credit losses	609,870	546,466
Inventories	1,236,772	1,089,705
Prepaid expenses and other assets	72,736	64,954
Total current assets	2,125,401	1,848,464

Property and equipment, net	443,480	440,852

Customer lists, net	231,513	238,722
Patents and technology, net	482,947	492,473
Other intangible assets, net	56,246	66,436
Tradenames, net	237,854	243,531
Goodwill	1,412,187	1,409,674
Deferred income taxes	11,779	15,740
Operating lease and other assets	150,126	121,888
Total assets	$5,151,533	$4,877,780

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$84,995	$72,035
Accounts payable	697,486	674,208
Accrued wages and employee benefits	50,443	72,060
Other accrued liabilities	415,955	331,674
Current portion of long-term borrowings and finance lease obligations	4,279	5,930
Total current liabilities	1,253,158	1,155,907

Long-term borrowings and finance lease obligations	1,002,685	902,091
Deferred income taxes	163,843	205,964
Operating lease and other long-term liabilities	351,724	341,681
Total liabilities	2,771,410	2,605,643

Redeemable noncontrolling interest	71,511	58,050

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 72,589,905 and 72,386,017 shares issued at March 31, 2022 and December 31, 2021, respectively	727	725
Additional paid-in capital	959,890	952,939
Treasury stock, at cost	(471,833)	(448,976)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	2,067,868	1,965,957
Accumulated other comprehensive loss	(46,402)	(54,755)
Stockholders’ equity attributable to Generac Holdings Inc.	2,308,134	2,213,774
Noncontrolling interests	478	313
Total stockholders’ equity	2,308,612	2,214,087
Total liabilities and stockholders’ equity	$5,151,533	$4,877,780

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Operating activities
Net income	$116,896	$149,945
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	12,407	9,258
Amortization of intangible assets	26,054	8,979
Amortization of original issue discount and deferred financing costs	637	646
Deferred income taxes	(49,156)	1,702
Share-based compensation expense	8,827	5,448
Gain on disposal of assets	(571)	(3,979)
Other non-cash (gains) charges	(6,446)	281
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(66,510)	(56,710)
Inventories	(147,250)	(45,833)
Other assets	2,253	(1,773)
Accounts payable	26,363	56,769
Accrued wages and employee benefits	(21,558)	(15,812)
Other accrued liabilities	102,015	63,014
Excess tax benefits from equity awards	(14,103)	(19,392)
Net cash provided by (used in) operating activities	(10,142)	152,543

Investing activities
Proceeds from sale of property and equipment	1,864	5
Proceeds from sale of investment	1,308	4,902
Proceeds from beneficial interests in securitization transactions	1,573	712
Contribution to equity method investment	(2,921)	–
Expenditures for property and equipment	(28,200)	(27,469)
Acquisition of business, net of cash acquired	(999)	–
Net cash used in investing activities	(27,375)	(21,850)

Financing activities
Proceeds from short-term borrowings	136,664	32,215
Proceeds from long-term borrowings	110,000	–
Repayments of short-term borrowings	(124,609)	(43,979)
Repayments of long-term borrowings and finance lease obligations	(1,737)	(1,604)
Payment of contingent acquisition consideration	–	(3,750)
Taxes paid related to equity awards	(34,620)	(35,901)
Proceeds from the exercise of stock options	9,903	13,011
Net cash provided by (used in) financing activities	95,601	(40,008)

Effect of exchange rate changes on cash and cash equivalents	600	(999)

Net increase (decrease) in cash and cash equivalents	58,684	89,686
Cash and cash equivalents at beginning of period	147,339	655,128
Cash and cash equivalents at end of period	$206,023	$744,814

Generac Holdings Inc.
Segment Reporting and Product Class Information
(U.S. Dollars in Thousands)
(Unaudited)

	Net Sales
	Three Months Ended March 31,
Reportable Segments	2022	2021
Domestic	$964,674	$692,738
International	171,182	114,696
Total net sales	$1,135,856	$807,434

Product Classes
Residential products	$776,944	$542,149
Commercial & industrial products	278,728	202,391
Other	80,184	62,894
Total net sales	$1,135,856	$807,434

	Adjusted EBITDA
	Three Months Ended March 31,
	2022	2021
Domestic	$170,421	$207,073
International	25,992	7,121
Total adjusted EBITDA (1)	$196,413	$214,194

(1) See reconciliation of Adjusted EBITDA to Net income attributable to Generac Holdings Inc. on the following reconciliation schedule.

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended March 31,
	2022	2021

Net income attributable to Generac Holdings Inc.	$113,858	$148,993
Net income (loss) attributable to noncontrolling interests	3,038	952
Net income	116,896	149,945
Interest expense	9,554	7,723
Depreciation and amortization	38,461	18,237
Provision for income taxes	28,608	35,368
Non-cash write-down and other adjustments (1)	(7,792)	(3,868)
Non-cash share-based compensation expense (2)	8,827	5,448
Transaction costs and credit facility fees (3)	989	914
Business optimization and other charges (4)	1,159	159
Other	(289)	268
Adjusted EBITDA	196,413	214,194
Adjusted EBITDA attributable to noncontrolling interests	3,425	2,192
Adjusted EBITDA attributable to Generac Holdings Inc.	$192,988	$212,002

(1) Includes gains/losses on disposals of assets and sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, certain foreign currency related adjustments, and certain purchase accounting and contingent consideration adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

(4) The current year period predominantly represents severance and other non-recurring restructuring charges related to the suspension of operations at certain of our facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended March 31,
	2022	2021

Net income attributable to Generac Holdings Inc.	$113,858	$148,993
Net income (loss) attributable to noncontrolling interests	3,038	952
Net income	116,896	149,945
Provision for income taxes (7)	-	35,368
Income before provision for income taxes	116,896	185,313
Amortization of intangible assets	26,054	8,979
Amortization of deferred finance costs and original issue discount	637	646
Transaction costs and other purchase accounting adjustments (5)	(5,756)	689
(Gain)/loss attributable to business or asset dispositions (6)	(229)	(3,991)
Business optimization and other charges (4)	1,159	159
Adjusted net income before provision for income taxes	138,761	191,795
Income tax expense (7)	-	(37,868)
Adjusted net income	138,761	153,927
Adjusted net income (loss) attributable to noncontrolling interests	3,490	1,223
Adjusted net income attributable to Generac Holdings Inc.	$135,271	$152,704

Adjusted net income attributable to Generac Holdings Inc. per common share - diluted:	$2.09	$2.38
Weighted average common shares outstanding - diluted:	64,828,819	64,099,073

(5) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting and contingent consideration adjustments.

(6) Represents gains on certain investments occurring in other than ordinary course, as defined in our credit agreement.

(7) Amount for the three months ended March 31, 2021 is based on an anticipated cash income tax rate at the time of approximately 20.5% for the full year ended 2021 due to the existence of the tax shield from the amortization of tax-deductible goodwill and intangible assets from our acquisition by CCMP Capital Advisors, LLC in 2006. Due to the expiration of this tax shield in the fourth quarter of 2021, there is no similar reconciling item for the current year period. For comparative purposes to the current year, using the GAAP tax expense for the three months ended March 31, 2021 would result in adjusted net income per diluted share of $2.42 on a pro forma basis.

Free Cash Flow Reconciliation
	Three Months Ended March 31,
	2022	2021

Net cash provided by operating activities	$(10,142)	$152,543
Proceeds from beneficial interests in securitization transactions	1,573	712
Expenditures for property and equipment	(28,200)	(27,469)
Free cash flow	$(36,769)	$125,786